EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-122199, 333- 114739 and 333-139179) and Form S-8 (File No. 333-121140, 333-105453 and 333-135744) of Cash Systems, Inc. and Subsidiaries of our reports dated March 14, 2007, relating to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on pages 20, 23, F-2, of this annual report on Form 10-K for the year ended December 31, 2006.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
March 16, 2007